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Exhibit 10.46

SETTLEMENT AND RELEASE AGREEMENT

July 9, 2004

        This Settlement and Release Agreement ("Agreement") is made, executed, delivered and made effective as of 6:00 a.m. on the date first set forth above (the "Effective Date") between and among Nature's Systems, Inc., a Nevada corporation ("NSI"); Vital Living, Inc., a Nevada corporation ("VL"); Christopher's Original Formulas, Inc. a Nevada corporation ("COF"); Robert C. Scott, an individual resident of the State of Utah ("Scott"); James R. Jeppson, an individual resident of the State of Utah ("Jeppson"); Christopher Enterprises, Inc., a Utah corporation ("CE"); Norman Bacala, an individual resident of the State of Utah; Ruth Christopher, an individual resident of the State of Utah; and Stuart Benson, an individual resident of the State of Arizona ("Benson").

        For convenience, NSI, VL and Benson are sometimes collectively referred to herein as the "VL Parties" and COF, Scott, Jeppson, CE, Norman Bacala, and Ruth Christopher are sometimes referred to herein as the "COF Parties."

BACKGROUND INFORMATION

        The COF Parties formerly owned, operated, managed and/or materially participated in the operation of a business conducted under the "Christopher's" name or mark involving the manufacturing, marketing and sale of herbal formulas, tinctures, food supplements and other holistic health or health-related products or services (the "Christopher's Business"). More particularly, pursuant to (a) that certain Marketing License Agreement dated January 1, 2002 between CE and COF and (b) that certain Manufacturing Agreement dated January 10, 2002 between CE and COF (collectively, and as amended, the "License Agreements"), COF was licensed to operate the Christopher's Business and manufacture, market, distribute and sell products in connection with the Christopher's Business, in exchange for the payment of royalties and other consideration to one or more of the COF Parties.

        On or about June 30, 2003, pursuant to an Asset Purchase Agreement dated June 20, 2003 between NSI, COF, Scott and Jeppson (the "Acquisition Agreement"), NSI purchased and acquired from COF all or substantially all of the operating assets used by COF in the Christopher's Business. In exchange, and subject to certain adjustments and offsets as provided in the Acquisition Agreement, VL issued to COF or obligated itself to issue 2,600,000 shares of VL common stock.

        Additionally, during the course of the negotiation, execution or performance of the Acquisition Agreement (including both before and after the date of execution of the Acquisition Agreement), there were a number of additional contracts, arrangements, understandings, transactions or relationships, in writing and/or verbally, entered into between certain of the COF Parties and/or the VL Parties relative to the Christopher's Business including, by way of illustration but not limitation, the following:

          (i)  Letter of Intent and related financing agreement dated February 28, 2003;

         (ii)  Secured Promissory Note dated February 28, 2003, related personal guarantees of Scott and Jeppson dated on or about February 28, 2003, Security Agreement dated February 28, 2003, Pledge Agreement dated February 28, 2003 related to certain interim or "bridge" financing provided by VL to COF;

        (iii)  Management Agreement dated April 17, 2003;

        (iv)  Executive Services Agreements dated on or about July 3, 2003;

         (v)  Guaranty Agreements dated on or about July 3, 2003;

        (vi)  Multi-Agreement Amendment dated May 2003 amending the License Agreements and providing CE's consent to NSI's acquisition of the rights to operate the Christopher's Business and manufacture, market, distribute and sell products in connection with the Christopher's Business under the License Agreements.

        For convenience of reference in this Agreement, the License Agreements, the Acquisition Agreement and any additional contracts, arrangements, understandings, transactions or relationships entered into between certain of the COF Parties and/or the VL Parties relative to the Christopher's Business (including, but not limited to, the foregoing described agreements) are referred to, individually and collectively, as the "Transactions."

        Various disputes and disagreements have arisen between the VL Parties and the COF Parties related to the Transactions, including allegations that one or more of the VL Parties or the COF Parties breached and/or failed to perform their respective duties and obligations under the Transactions. Some of these disputes and disagreements have been formalized in a Complaint filed by COF, as plaintiff, against VL and NSI, as defendants, in the Fourth Judicial District Court in an for Utah County, State of Utah, Case No. 040401085, as well as a second Complaint filed by CE, as plaintiff, against VL and NSI, as defendants, in the Fourth Judicial District Court in an for Utah County, State of Utah, Case No. 040401084 (collectively, the "Pending Litigation").

        Without admitting or denying any of the claims, allegations or causes of action asserted in the disputes between the parties, in the Pending Litigation or otherwise in this matter, and in order to avoid the expense, delay and uncertainty of further litigation involving the respective rights and interests of the parties, the parties desire to unwind and rescind the transactions contemplated by the Acquisition Agreement, to the extent possible, and compromise and settle their differences as set forth below.

        Accordingly, in exchange for good and valuable consideration, the receipt and adequacy of which are expressly acknowledged, the parties agree as follows:

OPERATIVE PROVISIONS

1.    Settlement Sum. In order to compromise and settle their differences through the payment and acceptance of a sum certain, VL shall pay the sum of $150,000 (the "Settlement Sum") to or for the account of COF in six (6) equal monthly installments of $25,000. VL shall make the first installment payment on or within three (3) business days after the Effective Date, and shall make five (5) additional installment payments on the same day of each month thereafter until the Settlement Sum is paid in full.

2.    Purchase and Redemption of VL Shares.

        (a)   Effective automatically as of the Effective Date, COF shall, and hereby does, sell, transfer and assign to VL, and VL hereby purchases and redeems, all shares of VL common stock owned of record or beneficially by any of the COF Parties, or which are or may be issuable to any of the COF Parties, regardless of whether such issuance is related to the Transactions or otherwise (collectively, the "VL Shares," which term includes, without limitation, (i) 2,000,000 shares of VL common stock represented by share certificate number 7184 issued in the name of Christopher's Original Formulas, Inc. and (ii) any shares of VL common stock issued to Mercantile National Bank—California, a California banking corporation serving in the capacity of escrow agent under that certain Escrow Agreement dated July 3, 2003).

        (b)   COF represents and warrants that no share certificates representing the VL Shares were ever received by COF, or if received they have been lost, stolen, seized or destroyed; that COF has not sold, assigned, endorsed, pledged, transferred, deposited under any agreement, or hypothecated the VL Shares or any interest therein; that no third party has or shall assert any right, title, claim, equity or interest in, to or respecting the VL Shares as transferee, bona fide purchaser for value or otherwise; and that if COF should find or recover the share certificates, COF will immediately surrender the same to VL without requiring any consideration therefore.

        (c)   COF waives, relinquishes and forfeits any and all of its rights, title or interests in or to the VL Shares or arising from any ownership or equity interests in or to any of the VL Parties.

        (d)   COF represents and warrants to VL that COF is the sole registered owner of the VL Shares (other than shares of VL common stock issued to Mercantile National Bank—California in its capacity as escrow agent), that COF has the full right, power and authority to transfer and assign such VL Shares, and that such VL Shares are, and shall be, free and clear of any liens, suits, proceedings, claims or encumbrances of any kind or nature, including but not limited to any lien or encumbrance asserted by or though the U.S. Internal Revenue Service.

        (e)   COF represents and warrants that it has been provided with, or has the ability to obtain, access and review, and has reviewed or has declined to review, copies of all reports required to be filed by VL with the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934 during the twelve (12) months preceding the Effective Date, including but not limited to Annual Report on Form 10-KSB filed by VL with the Securities and Exchange Commission on or about May 17, 2004. Further, COF represents and warrants that no oral or written representations have been made or oral or written information furnished to COF in connection with the purchase and redemption of the VL Shares that are in any way inconsistent with the information stated in such Annual Report, and is not relying on any statements made by VL representatives with respect to the tax and other economic considerations relating to this sale of the VL Shares since, in regard to such considerations, VL has relied on the advice of, or has consulted with VL's own personal tax, investment or other advisers.

        (f)    In order that VL's books and records may properly reflect the purchase and redemption of the VL Shares, COF hereby appoints VL and any duly authorized officer thereof as its agent and attorney-in-fact with full power of substitution to act in COF's place and stead, and to make, execute and deliver any agreements or instruments consistent with the sale, transfer and redemption of the VL Shares under this Section 2; provided, however, that in all instances such power of attorney is, and shall be, expressly limited to the sale, transfer and redemption of the VL Shares under this Section 2 and, further, such power of attorney is continuing and irrevocable, and is coupled with VL's interest in the VL Shares.

3.    Transferred Assets to COF.

        (a)   As used in this Agreement, the term "Transferred Assets" shall mean the following assets of NSI, but only to the extent owned by NSI as of the Effective Date and related to the conduct of the Christopher's Business:

          (1)   Furniture, Fixtures and Equipment. All furniture, fixtures, machinery, tools, computer hardware and software installed or loaded thereon (to the extent sale or assignment is permitted under applicable licenses), and other tangible personal property, together with all attachments thereto and accessories therefore, located at the premises where the Christopher's Business is primarily conducted at 155 and 157 West 2050 North, Spanish Fork, Utah (the "Premises");

          (2)   Inventory. All inventory and products, including, without limitation, all merchandise, inventory, supplies, raw materials, organic agents and solutions, and all additions, substitutions and replacements thereof, wherever located, together with all goods, supplies, incidentals, packaging materials, labels, materials and any other items used or useable in manufacturing, processing, packaging or shipping same, or otherwise held for sale, rental or lease, license or furnished or to be furnished under any lease, license or contract of service; and regardless of whether raw materials, work in process, finished goods or other stage of production, expressly identified on Schedule 3(a)(2) attached hereto, but only to the extent existing as of the Effective Date (taking into account use, spoilage and other reductions thereof in the ordinary course of business from and after the date of the inventory set forth in Schedule 3(a)(2) ("Inventory");

          (3)   Business Records. Electronic copies only of business records related to the Christopher's Business (including the Christopher's Proprietary Data), to the extent maintained by NSI in digital or electronic format, as well as hard copies of the COF customer records (e.g., purchase and sale orders, order history, etc.) related to the Christopher's Business;

          (4)   Contract Rights. All right, title and interest of NSI in and to the following contracts, to the extent related solely and exclusively to the Christopher's Business,: (A) the License Agreements; (B) all contracts related to the acquisition, purchase, processing, marketing, sale or distribution of Inventory or products or services sold, leased, rented, licensed or otherwise furnished to customers in connection with the Christopher's Business (expressly including unfilled purchase and sale orders and the contract and pre-payment with respect to two booths at the Las Vegas trade show July 16-18, 2004); (C) the contracts described in Schedule 3(a)(4)(D) attached hereto; and (D)  insurance policies (collectively, the "Assigned Contracts");

          (5)   Accounts Receivable. The accounts receivable or other rights to payment for goods sold or leased or services rendered by NSI related to the Christopher's Business prior to the Effective Date, as described or identified in Schedule 3(a)(5) attached hereto; and

          (6)   Subsidiary Ownership. All shares of stock of each of Herb Wonderful, Inc. and Balance Systems, Inc., but only to the extent such shares of stock were sold, transferred and assigned to NSI pursuant to the Acquisition Agreement.

        (b)   Without limiting the generality of the foregoing, the Transferred Assets shall include the large fax machine located in the Premises, the HP LaserJet 4100 printer,

        (c)   Notwithstanding anything to the contrary in Section 3(a) above, the following assets shall be, and hereby are, excluded from the "Transferred Assets" (individually and collectively, the "Excluded Assets"):

          (1)   any assets, whether real, personal, tangible or intangible, which are not owned by NSI as of the Effective Date;

          (2)   any cash or cash equivalent balances owned or controlled by NSI or VL on or prior to the Effective Date;

          (3)   the tangible personal property and equipment identified on Schedule 3(c)(3) attached hereto;

          (4)   assets owned or leased by VL;

          (5)   The inventory and products, including, without limitation, all merchandise, inventory, supplies, raw materials, organic agents and solutions, and all additions, substitutions and replacements thereof, wherever located, together with all goods, supplies, incidentals, packaging materials, labels, materials and other items identified in Schedule 3(c)(5) attached hereto;

          (6)   any NSI or VL corporate minute books, tax returns and related corporate entity records necessary for the VL Parties to fulfill their financial, tax and SEC accounting and reporting obligations.

        The Excluded Assets are not, and shall not be, sold, assigned, transferred or conveyed to COF or any of the COF Parties under this Agreement, and NSI shall retain ownership and possession of the

Excluded Assets on and after the Effective Date. The VL Parties shall have a reasonable period of time, not to exceed five (5) business days, to remove the Excluded Assets from the premises and COF shall permit them access for that purpose. Further, COF acknowledges and agrees that, from and after the Effective Date, COF shall provide the VL Parties with reasonable access to, or copies of, such documents, books, records, agreements, and financial data as necessary in order to fulfill their financial, tax and SEC accounting and reporting obligations, subject to the restrictions on use or disclosure set forth in Section 5 below.

        (d)   Effective automatically as of the Effective Date, NLI shall, and hereby does, sell, assign, transfer, and convey to COF, and COF shall, and hereby does, purchase, accept, acquire, and take assignment and delivery of the Transferred Assets in their "AS IS" condition and "WHERE IS," and without any representation or warranty of any kind or nature whatsoever from the VL Parties.

        (e)   Solely with respect to checks or drafts (i) made payable to "Nature's Systems, Inc.", (ii) received by COF on or after the Effective Date and (iii) representing payments on accounts receivable included in the Transferred Assets as contemplated by Section 3(a)(5) above, COF shall be, and hereby is, authorized to endorse the name of Vital Living, Inc. on such checks or drafts for purposes of depositing the same in its account; provided, however, that COF shall provide a monthly accounting of all such payments received to NSI.

        (f)    Notwithstanding anything to the contrary in subsection (e) above, neither COF nor any of the COF Parties shall deposit, cash or otherwise convert to their use or benefit any checks or drafts received by COF which are (i) made payable to "Nature's Systems, Inc." but not a payment on an account receivable included in the Transferred Assets (e.g., if the payment is actually for a MAF receivable) or (ii) or made payable to Vital Living, Inc. or any other VL Party. Any such checks or drafts received by COF shall be promptly accounted for and delivered to VL, provided that COF may dispute delivery of the check or draft to VL if the check or draft actually represents payment on accounts receivable included in the Transferred Assets.

        (g)   Title in and to all Transferred Assets sold and purchased under this Agreement shall automatically vest in COF upon the Effective Date, and COF shall thereafter bear all risks of loss or damage to the Transferred Assets.

        (h)   THE VL PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE WHATSOEVER, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE DESIGN, COMPLIANCE WITH SPECIFICATIONS, QUALITY, OPERATION, OR CONDITION OF THE TRANSFERRED ASSETS, THE MERCHANTABILITY OF THE TRANSFERRED ASSETS, FITNESS OF THE TRANSFERRED ASSETS FOR A PARTICULAR OR ANY PURPOSE, THE REVENUES, PROFITS OR RESULTS OF OPERATIONS WHICH MIGHT BE REALIZED BY OPERATION OF THE CHRISTOPHER'S BUSINESS OR USING THE TRANSFERRED ASSETS, OR LACK OF INFRINGEMENT OF THE RIGHTS OF THIRD PARTIES.

        (i)    COF represents and warrants that COF has had an opportunity to inspect the Transferred Assets and is purchasing the Transferred Assets in their "AS IS" condition and "WHERE IS," wherever located, on the Effective Date, and without any representation or warranty of any kind or nature whatsoever.

4.    Assumption of Liabilities.

        (a)   As of the Effective Date, COF shall, and hereby does, assume and covenant and agree to pay, defend, satisfy, discharge and perform as and when due the following debts, liabilities or obligations arising from or related to the Christopher's Business (the "Assumed Liabilities"):

          (1)   Debts, liabilities or obligations described or identified in the "Unpaid Bills Detail" attached hereto as Schedule 4(a)(2);

          (2)   Debts, liabilities or obligations arising from or related to the License Agreements;

          (3)   Debts, liabilities or obligations arising from or related to the Assigned Contracts;

          (4)   Debts, liabilities or obligations arising from or related to any payroll tax liabilities in the principal sum of roughly $161,806.12 which were or may have been assumed by NSI in the Acquisition Agreement;

          (5)   Debts, liabilities or obligations arising from or related to any of the related party debt obligations described on Schedule 4(a)(5).

        (b)   Except as expressly set forth in Section 4(a) above, COF shall not assume or in any way be responsible for any other liabilities or obligations of NSI whatsoever, including without limitation any liabilities or obligations related to the operation or condition of the Christopher's Business or the Transferred Assets arising or attributable to any time prior to the Effective Date. Further, in the event of any failure or refusal of NSI to make any installment payment of the Settlement Sum as contemplated by Section 1 above, after written notice and opportunity to cure of not less than ten (10) business days, COF shall be exonerated from liability for the Assumed Liabilities. Further, COF shall not assume or in any way be responsible for the defending any lawsuits pending against the VL Parties, and shall notify VL Parties upon making any payment on such Assumed Liabilities.

5.    Christopher's Proprietary Data. With respect to customer and distributor lists (including names and addresses and historical purchase and related information) and proprietary "trade secrets" (as such quoted term is defined in the Utah Trade Secrets Act) related to the Christopher's Business (collectively, the "Christopher's Proprietary Data"), neither the VL Parties nor Jeppson shall, at any time or in any manner, either directly or indirectly, use for his, her or its own purposes, or disclose, copy, reproduce, divulge or communicate to any third party, firm or corporation, in any manner whatsoever, any Christopher's Proprietary Data. However, the VL Parties or Jeppson may disclose Christopher's Proprietary Data to a third party only if required by law (provided that they shall first advise COF as soon as practicable, and in all cases prior to disclosure, and cooperate and assist COF, at COF's cost and expense, if COF seeks a protective order or other relief from such disclosure requirements). Further, the VL Parties covenant and agree to delete any files containing Christopher's Proprietary Data from the computers, file servers or other electronic storage devices included in the Excluded Assets prior to removing such computers, file servers or other electronic storage devices.

6.    No Further Consideration to COF Parties. Each of the COF Parties acknowledge and agree that, other than the consideration expressly set forth in this Agreement, the COF Parties shall not receive or be entitled to any additional compensation, remuneration, distributions, severance or other benefits from any of the VL Parties arising from or related to this Agreement, the Transactions or the VL Shares. Notwithstanding anything to the contrary in this Agreement, Benson is not personally liable for, and does not personally guarantee, any of the financial or indemnity obligations of the VL Parties (including but not limited to payment of the Settlement Sum).

7.    No Further Consideration to VL Parties. Each of the VL Parties acknowledge and agree that, other than the consideration expressly set forth in this Agreement, the VL Parties shall not receive or be entitled to any additional compensation, remuneration, distributions, severance or other benefits from any of the COF Parties arising from or related to this Agreement or the Transactions.

8.    Further Assurances. The VL Parties and the COF Parties agree to execute such other documents, agreements or other instruments as are reasonable and necessary to consummate the transactions contemplated by this Agreement, and to use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper, or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. In addition, NSI personnel shall provide reasonable assistance to COF in reconfiguring up to two (2) desktop computers (included in the Transferred Assets or otherwise provided by COF) to function as a file server, provided that COF shall provide at its cost and expense all necessary hardware or software.

9.    Indemnification.

        (a)   Each of the COF Parties shall, and each hereby does, indemnify, defend and hold each of the VL Parties and their respective officers, directors, employees, agents, attorneys, representatives and successors and assigns, harmless from and against any and all actions, suits, losses, liabilities, damages, deficiencies, claims, demands, costs and expenses (including attorneys fees and costs of investigation) ("Claims") arising out of or related to (i) the operation of the Christopher's Business or the Transferred Assets after the Effective Date; (ii) the Assumed Liabilities; and (iii) any breach of any covenant, duty or obligation of any of the COF Parties set forth in this Agreement.

        (b)   VL and NSI shall, and each hereby does, indemnify, defend and hold each of the COF Parties and their respective officers, directors, employees, agents, attorneys, representatives and successors and assigns, harmless from and against any and all Claims arising out of or related to (i) the operation of the Christopher's Business or the Transferred Assets prior to the Effective Date, except that there shall be no indemnification as to Claims related to arising from Assumed Liabilities; and (ii) any breach of any covenant, duty or obligation of any of the VL Parties set forth in this Agreement.

10.    VL Repurchase Right and Option. In the event COF fails or refuses to indemnify, defend and hold harmless NSI or VL by paying in full or entering into installment agreements with the creditor any debts, liabilities or obligations arising from or related to the Assumed Liabilities within sixty (60) days of written demand made by NSI or VL, NSI shall have the right and option to elect (a) to purchase and acquire the Transferred Assets as then existing from COF, as liquidated damages and without payment or other consideration to COF, by providing written notice to COF, in which case the Transferred Assets shall immediately be sold, transferred and assigned to NSI free and clear of liens claims or encumbrances and COF shall immediately deliver possession to NSI (and which remedy the parties agree is a reasonable estimate, given the information currently available and the uncertainty inherent in any estimate of future damages, of the damages which would likely be incurred by the VL Parties as a result of any such violation and not a penalty), (b) offset its Claims against amounts otherwise due to the COF Parties, or (c) exercise its rights and remedies under applicable law. Each and all of the foregoing remedies be cumulative and not exclusive and the exercise or failure or delay in exercise of one or more such remedies shall not preclude the future exercise thereof.

11.    Release of COF Claims.

        (a)   The COF Parties shall, and each hereby does, release, waive, acquit and discharge each of the VL Parties and their respective officers, directors, shareholders, employees, agents, attorneys, contractors, servants, successors and assigns (the "VL Released Parties") from and against any and all claims, demands, rights, liabilities, damages or causes of action which any or all of the COF Parties has or may have of any kind or nature, whether known or unknown, admitted or disputed, liquidated or unliquidated, fixed or contingent, based on statute, common law, in equity or otherwise (the "COF Claims").

        (b)   Without limiting the generality of the foregoing, "COF Claims" shall specifically include any and all claims, demands, rights, liabilities, damages or causes of action directly or indirectly related to or arising from the Christopher's Business dealings or relationships between the parties, the

Transactions, or claims, demands or allegations which were or could have been alleged in or otherwise made the subject of the Pending Litigation or written or verbal communications between the parties or their respective attorneys on or prior to the Effective Date.

        (c)   With respect to the waivers, releases and discharges from liability of the COF Claims described above, each of the COF Parties hereby acknowledge, stipulate and agree that he and it is prohibited from any further relief on the COF Claims. Each of the COF Parties covenants never to institute any suit or action at law or in equity against any of the VL Released Parties regarding or relating to the COF Claims. Specifically and without limitation of the foregoing, the COF Parties each understand and agree that he or it is waiving and forever discharging each and all of the VL Released Parties from any and all claims, causes of action or complaints he or it may have or ever has had, which have or may have arisen prior to the date of this Agreement, directly or indirectly related to the matters described above. Each of the COF Parties confirms his or its intent that the waivers, releases, discharges and other exculpatory provisions set forth in this Agreement shall be broadly construed to relieve each and all of the VL Released Parties of any liability to any of the COF Parties with respect to the COF Claims to the maximum extent permitted by law. However, the COF Parties, by operation of this Agreement, do not waive, release or discharge any claims, demands, allegations, charges, damages, or causes of action which may arise from any breach of this Agreement subsequent to the Effective Date. Each of the COF parties covenants and agrees that his, her or its rights and remedies with respect to the VL Parties, or either of them, shall be solely and exclusively limited to claims, demands, allegations, charges, damages, or causes of action which may arise from any breach of this Agreement subsequent to the Effective Date.

12.    Release of VL Parties Claims.

        (a)   The VL Parties shall each, and each hereby does, release, acquit and discharge the COF Parties and their respective officers, directors, managers, shareholders, members, physicians, employees, agents, contractors, servants, successors and assigns (the "COF Released Parties") from and against any and all claims, demands, rights, liabilities, damages or causes of action which any or all of the VL Parties have or may have of any kind or nature, whether known or unknown, admitted or disputed, liquidated or unliquidated, fixed or contingent, based on statute, common law, in equity or otherwise (the "VL Claims").

        (b)   Without limiting the generality of the foregoing, "VL Claims" specifically include any and all claims, demands, rights, liabilities, damages or causes of action directly or indirectly related to or arising from the Christopher's Business dealings or relationships between the parties, the Transactions, COF's control or operation of the Golden Health website, or claims, demands or allegations which were or could have been alleged in or otherwise made the subject of the Pending Litigation or written or verbal communications between the parties or their respective attorneys on or prior to the Effective Date.

        (c)   With respect to the waivers, releases and discharges from liability with respect to the VL Claims described above, each of the VL Parties hereby acknowledge, stipulate and agree that he or it is prohibited from any further relief on the VL Claims. Each of the VL Parties covenant never to institute any suit or action at law or in equity against the COF Released Parties regarding or relating to the VL Claims. Specifically and without limitation, each of the VL Parties understand and agree that he or it is waiving and forever discharging the COF Released Parties from any and all claims, causes of action or complaints he or it may have or ever has had, which have or may have arisen prior to the date of this Agreement, directly or indirectly related to the matters described above. Each of the VL Parties confirms his or its intent that the waivers, releases, discharges and other exculpatory provisions set forth in this Agreement shall be broadly construed to relieve the COF Released Parties of any liability to any of the VL Parties with respect to the VL Claims to the maximum extent permitted by law. However, the VL Parties do not, by operation of this Agreement, waive, release or discharge any claims, demands, allegations, charges, damages, or causes of action which may arise from any breach of this Agreement subsequent to the Effective Date. Each of the VL parties covenants and agrees that his, her or its rights and remedies with respect to the COF Parties, or any of them, shall be solely and exclusively limited to claims, demands, allegations, charges, damages, or causes of action which may arise from any breach of this Agreement subsequent to the Effective Date.

13.    Termination of Relationships. All agreements, arrangements and understandings between or among any one or more of the VL Parties and any one or more of the COF Parties, whether oral or written, express or implied, executory or nonexecutory, and expressly including but not limited to the Transactions (and each and all of the written contracts identified in the "Background Information" above), shall be, and hereby are, rescinded, voided, terminated and of no further force or effect.

14.    Release/Termination of Scott and Jeppson Relationships. Without limiting the generality of Sections 6, 7, 11 and 12, Scott and Jeppson each hereby acknowledge and agree that the Executive Services Agreements and Guaranty Agreements dated on or about July 3, 2003 and executed by Scott and Jeppson are terminated and of no further force or effect, that no further sums or remuneration is due to Scott or Jeppson thereunder, and that all claims, demands, or causes related thereto are released and discharged. Further, Scott acknowledges and agrees that he is not, and shall not be, entitled to 450,000 shares of VL common stock, cash payments or any other consideration or remuneration contemplated by that certain Settlement Agreement dated May 10, 2004 between Scott and VL, which agreement is and shall be null, void and of no legal force or effect whatsoever. Lastly, the COF Parties and Jeppson acknowledge and agree that this Section 14 is a separate and independent covenant between the VL Parties and Scott and Jeppson and does not alter the rights or remedies existing or which may exist between Jeppson and COF.

15.    Sublease. COF shall, and hereby does, rent and sublease the premises located at 155 and 157 West 2050 North, Spanish Fork, Utah 84660 from VL on the same terms and conditions as set forth in the Lease Agreement dated September 12, 2003 between VL and Steven A. and Linda C. Barnes, as landlord, including payment of base rent and all additional rent, taxes, utilities and other charges payable by tenant under such Lease Agreement. The term of the Sublease shall be one (1) year, commencing on the Effective Date. VL and COF acknowledge that the Lease Agreement requires landlord's consent to any subletting of the leased premises, and further that any such subletting, without landlord's consent first being given, may be void and/or constitute a breach of the Lease Agreement. The COF Parties and the VL Parties covenant and agree to use their reasonable commercial efforts to obtain Landlord's consent and approval of the sublease to COF as soon as practical following the Effective Date. Notwithstanding the foregoing, the VL Parties and the COF Parties stipulate and agree that the sublease described above shall be, and hereby is, valid and enforceable as between COF and VL as of the Effective Date, and each of the VL Parties and the COF Parties waive, release and discharge any claims, demands or causes of action they have or may have against the other parties arising from or related to such sublease or any breach or default under the Lease Agreement arising therefrom. In the event of any failure or refusal of NSI to make any installment payment of the Settlement Sum as contemplated by Section 1 above, after written notice and opportunity to cure of not less than ten (10) business days, COF shall have the right and option to terminate the Sublease by written notice to VL.

16.    Escrow Matters. COF, Scott and Jeppson and NSI hereby authorize Mercantile National Bank—California, a California banking corporation serving in the capacity of escrow agent under that certain Escrow Agreement dated July 3, 2003, to deliver all shares of VL common stock or other assets or funds held by such escrow agent in the escrow fund to VL and to thereafter terminate the escrow fund, with NSI and COF to equally bear any unpaid costs or expenses charged by escrow agent. NSI, COF, Scott and Jeppson agree to execute and deliver such other documents, agreements or instruments as such escrow agent may reasonably request, and to use their best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to accomplish the release from escrow of all shares of VL common stock or other funds or property held therein, and the return of such VL shares or other property to VL free and clear of any lien, claim or encumbrance of any kind or nature by or through the COF Parties.

17.    Non-Disparagement.

        (a)   COF Parties shall use reasonable commercial efforts to avoid communicating, directly or indirectly, with any third party (specifically including, but not limited to, employees, customers and suppliers of NSI or VL) in an untruthful or disparaging manner with respect to the VL Parties, the business or operations of the VL Parties, or the relationship between or among any of the VL Parties or the COF Parties, and, to the extent commercially reasonable and appropriate, to indicate only that all matters between or among any of the VL Parties or the COF Parties have been satisfactorily resolved. Further, the COF Parties shall not, directly or indirectly, communicate with any regulatory authority (meaning any government, any state or other political subdivision thereof and any entity (including without limitation a court) exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government) any information or statements regarding concerning VL or NSI or related to the conduct of their business or affairs, unless required by legal process to so (in which case the disclosing party who is subject to such legal process shall first advise VL or NSI, as the case may be, and cooperate and assist VL or NSI, as the case may be, at VL or NSI's cost and expense, if they seek a protective order or other relief from such disclosure requirements).

        (b)   VL Parties shall use reasonable commercial efforts to avoid communicating, directly or indirectly, with any third party (specifically including, but not limited to, employees, customers and suppliers of COF or CE) in an untruthful or disparaging manner with respect to the COF Parties, the business or operations of the COF Parties, or the relationship between or among any of the VL Parties or the COF Parties, and, to the extent commercially reasonable and appropriate, to indicate only that all matters between or among any of the VL Parties or the COF Parties have been satisfactorily resolved. Further, the VL Parties shall not, directly or indirectly, communicate with any regulatory authority (meaning any government, any state or other political subdivision thereof and any entity (including without limitation a court) exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government) any information or statements regarding concerning COF or CE or related to the conduct of their business or affairs, unless required by legal process to so (in which case the disclosing party who is subject to such legal process shall first advise COF or CE, as the case may be, and cooperate and assist COF or CE, as the case may be, at COF or CE's cost and expense, if they seek a protective order or other relief from such disclosure requirements), and except that the VL Parties may in all instances communicate with the Internal Revenue Service regarding the unpaid payroll tax liabilities as necessary to defend or protect the interests of the VL Parties.

        (c)   The obligations established under this Section shall be enforceable both at law and in equity, by injunction, restraining order, specific performance, damages or other remedy; in any case without any requirement that the party seeking to enforce the obligations under this section post any bond or other security or prove actual damages and further provided that the COF Parties and the VL Parties, as the case may be, hereby waive any such bond or security requirements. The COF Parties and the VL Parties acknowledge and agree that any violation of this Section will cause substantial and irreparable harm to the other parties (the VL Parties or the COF Parties, as the case may be), for which monetary compensation will not be sufficient. The right of the party seeking to enforce the obligations under this section to obtain any such remedy or remedies shall be cumulative and not alternative and shall not be exhausted by any one or more uses thereof.

18.    Dismissal with Prejudice. The VL Parties and COF Parties hereby stipulate and agree that the Pending Litigation and all claims asserted therein shall be dismissed with prejudice, each party to bear their own costs and attorney's fees, as promptly as possible following the Effective Date. The VL Parties and the COF Parties agree to take or perform all additional actions, and execute and deliver such instruments or pleadings, as may be necessary or appropriate for the full and final dismissal of the Pending Litigation with prejudice, and each party hereby authorizes and instructs their respective attorneys to prepare and file such instruments or pleadings as promptly as possible following the Effective Date.

19.    No Admission of Liability. This Agreement is entered into by the parties to settle disputed claims between them without further litigation and does not constitute and shall not be construed as an admission by any of the VL Parties or any of the COF Parties of any breach of any alleged agreements or duties, or of any wrongdoing toward any other person, including any breach of contract or violation of any federal, state or local law, regulation, or ordinance. Each of the VL Parties specifically disclaims any liability to the COF Parties for any alleged wrongdoing of any kind, and each of the COF Parties specifically disclaims any liability to any of the VL Parties for any alleged wrongdoing of any kind.

20.    Miscellaneous Provisions.

        (a)   This Agreement and the releases contained in this Agreement shall be binding upon, enforceable by and inure to the benefit of the VL Released Parties and the COF Released Parties and their respective heirs, successors and assigns.

        (b)   The parties covenant and agree that the releases and discharges contained in this Agreement are given for good and adequate consideration, freely and voluntarily and after each party's consultation with his, her or its counsel concerning the terms of this Agreement. The parties covenant and agree that this Agreement represents a full and final release and discharge of all VL Claims and all COF Claims. This Agreement contains a release of known and unknown claims.

        (c)   The parties agree that this Agreement may be used in evidence in a subsequent proceeding in which one of the parties alleges a breach of this Agreement.

        (d)   Each party acknowledges that they are represented by legal counsel and have consulted with their legal counsel to the extent desired regarding the meaning and consequences of the terms of this Agreement and understand the same.

        (e)   Each party acknowledges that they have been given adequate time within which to read and review this Agreement and to consider whether or not to execute this Agreement.

        (f)    Each of the parties stipulates and agrees, and hereby confirms, they he, she or it is not relying on any representations or statements made by any other party (or any of the VL Released Parties) which are not specifically and expressly set forth in this Agreement.

        (g)   This Agreement represents the entire agreement between or among the VL Parties and the COF Parties with respect to the subject matter hereof and supersedes all prior negotiations, representations or agreements, either oral or written, with respect to such subject matter.

        (h)   This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all of such counterparts shall constitute one and the same instrument. This Agreement may be executed or delivered by facsimile signatures, which shall be treated as original signatures for all purposes.

        (i)    The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other parts and/or paragraphs shall remain fully valid and enforceable. Should any provision of this Agreement be determined by any court or administrative body to be invalid, the validity of the remaining provisions is not affected thereby and the invalidated part shall be deemed not a part of this Agreement. Moreover, any court or administrative body shall construe and interpret this

Agreement to be enforceable to the full extent available under applicable law. This Agreement shall survive the termination of any arrangements contained herein.

        (j)    Each of the COF Parties represents and warrants that none of COF Claims he or it may have against any of the VL Released Parties have been sold, assigned, transferred or otherwise pledged to any third party prior to the execution of this Agreement. Conversely, each of the VL Parties represent and warrant that none of the VL Claims he or it may have against any of the COF Released Parties have been sold, assigned, transferred or otherwise pledged to any third party prior to the execution of this Agreement.

        (k)   In the event of any default under this Agreement, the non-defaulting party shall be entitled to recover from the defaulting party all of the costs incurred by the non-defaulting party in enforcing its rights hereunder, including, without restriction, court costs and reasonable attorney fees.

        (l)    This Agreement will be governed by and construed in accordance with the laws of the State of Utah without giving effect to any choice or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the substantive laws of any jurisdiction other than the State of Utah. Venue for any action, dispute or proceeding related to arising from this Agreement shall be exclusively and irrevocably vested in the state and federal courts located in Salt Lake County, Utah, and each irrevocably consents to the jurisdiction of the courts of the State of Utah and to venue in Salt Lake County, Utah as the exclusive forum and venue for resolution of any action, dispute or proceeding related to or arising from this Agreement and waives any defense(s) or objection(s) to such jurisdiction based upon lack of in personam jurisdiction, forum non conveniens or otherwise.

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        IN EXCHANGE FOR THE PROMISES AND CONSIDERATION SET FORTH ABOVE, the undersigned execute and deliver this Agreement and make the same effective as of the Effective Date.

NATURE'S SYSTEMS, INC. a Nevada corporation		VITAL LIVING, INC. a Nevada corporation
By:	/s/ STUART BENSON	By:	/s/ STUART BENSON
Its:	CEO	Its:	CEO
CHRISTOPHER'S ORIGINAL FORMULAS, INC. a Nevada corporation		CHRISTOPHER ENTERPRISES, INC. a Utah corporation
By:	/s/ ROBERT SCOTT	By:	/s/ NORMAN BACALA
Its:	President	Its:	President
/s/ ROBERT SCOTT Robert C. Scott		/s/ JAMES JEPPSON James R. Jeppson
/s/ NORMAN BACALA Norman Bacala		/s/ RUTH CHRISTOPHER Ruth Christopher
/s/ STUART BENSON Stuart Benson

Exhibits and Attachments:

Schedule 3(a)(2)	Inventory (Transferred Assets)
Schedule 3(a)(4)(D)	Specific Contracts (Transferred Assets)
Schedule 3(a)(5)	Accounts Receivable (Transferred Assets)
Schedule 3(c)(3)	Tangible Personal Property (Excluded Assets)
Schedule 3(c)(5)	Inventory (Excluded Assets)
Schedule 4(a)(2)	Unpaid Bills Detail (Assumed Liabilities)
Schedule 4(a)(5)	Related Party Debt Obligations (Assumed Liabilities)

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  Exhibit 10.46
SETTLEMENT AND RELEASE AGREEMENT